EXHIBIT 4.5

DESCRIPTION OF COMMON STOCK
Our common stock is the only class of our capital stock registered under the Securities Exchange Act of 1934 (the “Exchange Act”), and it is registered under Section 12(b) thereof. The following is a brief outline of attributes and rights pertaining to our common stock and certain provisions of our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws. This summary does not purport to be complete, and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, as amended from time-to-time, copies of which are filed with the SEC.
All references to “Company”, “we”, “us” and “our” refer to Ross Stores, Inc.
Authorized Capital Stock
Our authorized capital stock consists of 1,004,000,000 shares, with a par value of $0.01 per share, of which 1,000,000,000 shares are designated as common stock.
Voting Rights
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.
Dividend Rights
Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our Board of Directors (our “Board”), the holders of outstanding shares of our common stock will be entitled to receive ratably such dividends as may be declared from time to time by our Board from funds legally available therefor.
Liquidation Rights
Upon a liquidation, dissolution or winding up of our business, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.
Preemptive, Conversion and Other Rights
The holders of common stock are not entitled to preemptive, subscription or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. All issued and outstanding shares of common stock are fully paid and non-assessable.

Certain Anti-Takeover Provisions in Our Certificate of Incorporation and Bylaws

General
Our Certificate of Incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us, in a manner that is not approved by our Board, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. The principal effect and purpose of these provisions is to render it more difficult for a third party to effect a takeover of our company without the cooperation of our Board.

Shareholder Action
Our Certificate of Incorporation eliminates the right of stockholders to take action without a meeting. Stockholders may not act by written consent. Our Bylaws require advance notice of stockholder nominations for directors, and advance notice of business to be brought before annual or special stockholder meetings. Our Certificate of Incorporation and Bylaws provide that special meetings of shareholders may be called only (1) by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting. The procedure for calling a special meeting of stockholders are set forth in our Bylaws.

Amendment of the Certificate of Incorporation; Amendments to Bylaws
Subject to the Certificate of Incorporation, our Bylaws may be made or altered in any respect in whole or in part by the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the outstanding shares of stock of all classes entitled to vote generally in the election of directors (our “voting stock”), voting together as a single class, at an annual or special meeting of shareholders. Subject to the Certificate of Incorporation, our Bylaws may also be made or altered in any respect in whole or in part, by the affirmative vote of the majority of the Board.

Provisions of Our Certificate of Incorporation Related to Business Combinations
For various types of business combinations, sales or licenses of significant of our assets, and restructuring transactions, our Certificate of Incorporation may require the affirmative vote of (i) the holders of at least 66-2/3 percent of the combined voting power of our voting stock and (ii) the holders of at least a majority of the shares of our voting stock that are not held by an “Interested Stockholder” (an “Interested Stockholder” is generally, a stockholder with an interest in the proposed transaction and that beneficially controls 5% or more of the voting power of our outstanding stock). These special stockholder approval requirements do not apply for a transaction that has been approved by a majority of our “disinterested directors” (who generally are directors with no affiliation with an Interested Stockholder, and who were either incumbent members of our Board prior to the time that an Interested Stockholder became an Interested Stockholder, or who were appointed as directors by a majority of such incumbent directors).

Preferred Stock
Our Certificate of Incorporation authorizes our Board to issue one or more series of preferred stock by resolution and to determine, with respect to any series of preferred stock, the terms and rights of such series. The authorized shares of preferred stock, as well as the authorized shares of our common stock, are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the NASDAQ stock exchange. Our Board has the power, subject to applicable law, to issue a series of preferred stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt.

2